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                                                            Exhibit 99(a)(1)(h)

Home Page of Option Exchange Intranet site

I am delighted to offer you the opportunity to exchange your stock options with exercise prices over $20. Please carefully review all of the materials on this site and in your personal package. We will be scheduling meetings the week of March 8th to answer questions.

I hope you will carefully consider your alternatives and make an informed decision.

Sincerely,

Bill Ruprecht









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                                    Sotheby's
                                    EST.1744

                                Options Exchange
                                     Program

                An Overview of Sotheby's Options Exchange Program






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                                  Introduction

This introduction will explain a special offer Sotheby's is making to all staff who hold stock option grants with exercise prices of $20 and higher. You will be receiving an envelope with materials that explain this offer in detail. Before you read the materials, I would like to summarize the offer, explain where you can address questions, and outline next steps.

Many of our outstanding options have exercise prices that are significantly higher than the current market price of the Company's common stock. We believe it is appropriate at this time to make this Offer to create a renewed opportunity for you to realize future benefit from your existing option awards.






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                                Options Package

In your package, you will see a green personalized statement of your option grants. The grants in section one on the top of the page are those which are eligible for this offer--all grants with exercise prices of $20 and higher. Sotheby's is offering to exchange these options for cash or restricted stock.

o If you have 10,000 or less of these options, you may choose to exchange them ONLY for cash.

o If you have more than 10,000, you may choose to exchange them ONLY for restricted stock.

You may not select a mixture of cash and restricted stock. Your choice is to either exchange all of the eligible options or none of the eligible options.






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                                Exchange Formula

The personalized cover page of your packet of materials will clearly state your exchange alternative. The formula for the cash and the restricted stock exchange is identical:

o Four options with exercise prices between $20-$30 may be exchanged for 1 share of restricted stock or the cash equivalent.

o Eleven options with exercise prices above $30 per share may be exchanged for 1 share of restricted stock or the cash equivalent.






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                                 Cash Exchange

The price for the cash exchange will be the closing price of Sotheby's stock on the New York Stock Exchange on March 31, 2004. We hope to process the cash payments by the end of April. These payments will be subject to applicable local income tax withholding.

                      Sotheby's (BID) Share Price History

                                   [GRAPHIC]






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                           Restricted Stock Exchange

For those of you who exchange options for restricted stock, you will receive real shares of Sotheby's stock that will vest 25% per year over four years.

Each year, when another portion of the shares vests, you will own those shares and will owe taxes on that amount in accordance with your local tax requirements.






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                            What's In My Cover Note?

The Cover Note in your package summarizes:

1.   The number of options that are eligible for the exchange.

2. The number of restricted shares or an estimate of the cash value you would receive if you decide to participate in the exchange offer.

3.   A local contact person you may call or email with questions.

4.   The method of responding to this offer.

5.   The date the offer expires.






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                            What is a Tender Offer?

The multi page document in your package is the TENDER OFFER. The tender offer document is the detailed legal description of this offer. It also contains a question and answer section which we hope will address most of your questions. A copy of the 1997 Sotheby's Stock Option Plan and the Restricted Stock Plan are also included in this document for your reference. Although this document contains additional information about the tax consequences of the exchange offer, Sotheby's cannot give tax advice. Please check with your personal tax advisor or accountant for a specific understanding of the local tax requirements that would apply in your individual situation.






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                              What are the Rules?

The rules concerning what the Company can say about this offer are very clear. No one in the Company can give you any advice as to whether you should or should not exchange your stock options.

However, we have developed this site on the Sotheby's intranet where you can access information that may be helpful in making your decision.






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                          What's on the Intranet Site?

From the menu on the right side of the home page, you can access:

o    A duplicate copy of questions and answers from the tender offer.

o An Online Calculator and a chart of Sotheby's historic stock price that may be useful in making your decision.

o The Election Form which should be completed regardless of your decision whether or not to participate in the Exchange Offer, and can be emailed directly from this site.

o The Notice of Withdrawal which should be used if you elect to accept the Exchange Offer and subsequently change your decision prior to the expiration date.






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                           What if I have Questions?

If you have questions about your personal option statement, please call or e-mail Lori Coleman in the New York office
(lori.coleman@sothebys.com; 212.894.2027).

All other questions should be addressed to your contact person listed below:

Asia:   Henry Li
UK:     Sofia Fleming, Anna Cairns, Iain Fleming
Europe: Sofia Fleming, Jonathon Massey, Katja Suess, Jeremy Durack
US:     Richard Buckley, Roberto Caballero, Susan Alexander, Jenny Park, Jerry
        Kasdan






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                     How Should I Submit My Election Form?

We would prefer that you email your decision.

A copy of the Election Form that must be used to confirm your decision is included in your package and on the intranet site.

If for any reason, you would prefer to submit your decision by hand, please complete the Election Form in your package and HAND DELIVER it to your contact person.

DO NOT FAX YOUR ELECTION FORM. DO NOT PUT THE ELECTION FORM IN INTERCOMPANY MAIL OR ANY PUBLIC MAIL.






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                          When Does the Offer Expire?

This offer expires Wednesday, March 31, 2004 at 5:30 pm New York time. Please do not wait until the last minute to consider your alternatives and make your decision.

I hope you will reference the materials in your package as well as the information on the intranet to help you make your decision. Your contact person will be inviting you to a meeting where this offer will be explained and questions may be addressed. I urge you to attend.

To Exit this program and return to the Options homepage close this browser.